                                                                     EXHIBIT 12

                      RATIO OF EARNINGS TO FIXED CHARGES

   We present below the deficiency of our earnings to fixed charges on a historical basis for the years ended December 31, 1997 through 2001. For purposes of computing the ratio of earnings to fixed charges: (1) earnings consist of pretax interest (including capitalized interest) on all indebtedness, amortization of debt discount and expense, and that portion of rental expense that we believe to be representative of interest.

                                                       Year Ended December 31, (unaudited)
                                                 ----------------------------------------------
                                                  1997     1998      1999      2000      2001
                                                 -------  -------  --------  --------  --------
Loss before extraordinary item.................. $(7,821) $(8,970) $(34,713) $(80,436) $(18,454)
                                                 -------  -------  --------  --------  --------
Fixed Charges:
Amortization of debt discount and premium on all
  indebtedness..................................      --       --        --       589       534
Interest expense................................      --       --       494     5,487     5,604
Rental costs....................................     121      152       453       772       870
                                                 -------  -------  --------  --------  --------
Total Fixed Charges.............................     121      152       947     6,848     7,008
                                                 -------  -------  --------  --------  --------
Loss--as adjusted............................... $(7,700) $(8,818) $(33,766) $(73,588) $(11,446)
                                                 =======  =======  ========  ========  ========
Ratio of earnings to fixed charges..............   (A)      (B)       (C)       (D)       (E)

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(A) Due to Dice's losses in 1997, the ratio coverage is less than 1:1. Dice must generate additional earnings of $7,821 to achieve a coverage ratio of 1:1.
(B) Due to Dice's losses in 1998, the ratio coverage is less than 1:1. Dice must generate additional earnings of $8,970 to achieve a coverage ratio of 1:1.
(C) Due to Dice's losses in 1999, the ratio coverage is less than 1:1. Dice must generate additional earnings of $34,713 to achieve a coverage ratio of 1:1.
(D) Due to Dice's losses in 2000, the ratio coverage is less than 1:1. Dice must generate additional earnings of $80,436 to achieve a coverage ratio of 1:1.
(E) Due to Dice's losses in 2001 the ratio coverage is less than 1:1. Dice must generate additional earnings of $18,454 to achieve a coverage ratio of 1:1.